Exhibit 99.2

PDL BioPharma, Inc.

Transcript of Q1 2007 Financial Results Conference Call

CORPORATE PARTICIPANTS

Ami Knoefler

PDL BioPharma—Corporate and Investor Relations

Andrew Guggenhime

PDL BioPharma – Chief Financial Officer

Richard Murray

PDL BioPharma – Chief Scientific Officer

Mark McCamish

PDL BioPharma – Chief Medical Officer

Mark McDade

PDL BioPharma – Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Joel Sendek

Lazard Frères & Co.—Analyst

Geoff Meacham

JPMorgan—Analyst

Mark Monane

Needham & Co.—Analyst

Jason Zhang

Prudential Equity Group—Analyst

Bret Holley

CIBC World Markets—Analyst

George Farmer

Wachovia Securities—Analyst

Phil Nadeau

Cowen and Co.—Analyst

Thomas McGahren

Merrill Lynch—Analyst

Joseph Schwartz

Leerink Swann—Analyst

PRESENTATION

Operator

Good day and welcome to the PDL BioPharma First Quarter Financial Results Conference Call. Today’s call is being recorded.

For opening remarks and introductions, I would now like to turn the call over to Ms. Ami Knoefler, PDL’s head of Corporate and Investor Relations. Madam, please go ahead.

Ami Knoefler

Good afternoon and welcome to PDL’s conference call and webcast. Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones, and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements.

Factors that may cause differences between current expectations and actual results are described in our filings with the Securities and Exchange Commission, copies of which may be obtained at the Investor section on our website at pdl.com.

The forward-looking statements made in this presentation and webcast should be considered accurate only as of the date of this conference call and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

Our discussion today will include the presentation of non-GAAP measures of our performance and forward-looking guidance in addition to our GAAP financial information. We believe that these non-GAAP financial measures are useful to investors because they provide added insight into our performance by focusing on our ongoing operations, and management uses these non-GAAP financial measures for our own internal measurement purposes.

Please consider these non-GAAP financial measures as a supplement to, not as a substitute for, our GAAP financial measures. For reconciliation between the non-GAAP financial measures we will present on this call and our most directly comparable GAAP financial measures, please consult the press release we issued this afternoon, which is also available online in the investor section of our website at pdl.com.

Our agenda for today’s call will include an overview of our first quarter 2007 financial results from our Chief Financial Officer, Andrew Guggenhime; followed by remarks from Dr. Richard Murray, our Chief Scientific Officer; and our new Chief Medical Officer, Dr. Mark McCamish. We’ll then wrap up with an update, summarizing our corporate strategy from Mark McDade, our Chief Executive Officer.

To enable us to respond to as many of your questions as possible, we will be pausing at three points during the call for brief Q&A sessions: once following Andrew’s review of the quarter and updated guidance for the year; a second time following comments from Drs. Murray and McCamish; and a final Q&A session following Mark McDade’s strategic update.

Each participant will be allotted one question plus a relevant follow up on that topic. We ask that you kindly keep your questions focused on the material that has been covered in the prior comments.

I will now turn the call over to Andrew.

Andrew Guggenhime

Great. Thanks Ami, and good afternoon, everyone. Following a solid first quarter with strong top- and bottom-line performance compared to 2006, I am pleased to provide a review of our first quarter results and update on our 2007 financial outlook.

In the first quarter of 2007, total revenues were $108.0 million, an 18% increase over the $91.2 million recognized in the first quarter of 2006. This was driven by solid revenue growth in both product sales and royalties, which were in line with our internal expectations and represent a positive start to the year.

The biggest contributor to our growth in total revenues was net product sales, which increased 31% year-over-year to $49.1 million in the first quarter of 2007 from $37.5 million in the same period of 2006.

Cardene, our anti-hypertensive franchise, continues to perform to our expectations. In the first quarter of 2007, net sales of Cardene reached $34.5 million, an impressive 40% increase over the same period of 2006. This increase was primarily due to increased unit sales volumes of Cardene IV.

The strong growth that we continue to see from Cardene is reflective of the efforts of our sales force and commercial organization, which continue to identify opportunities in neurology, cardiology, and other acute hypertensive applications at over 1,800 hospitals throughout the United States.

Our other two hospital-based commercial products, IV Busulfex and Retavase, continue to grow and contribute to the positive operating contribution of our hospital-based commercial efforts.

Net sales of IV Busulfex, a conditioning agent used in bone marrow transplantation, increased 49% to $7.7 million in the first quarter of 2007 from $5.2 million in the same period last year. This growth was driven principally by unit growth in international sales.

Retavase, our novel thrombolytic for use in acute myocardial infarctions, or AMI, posted net sales of $6.9 million for the first quarter of 2007, up 6% from the same period for 2006, an increase solely driven by unit sales growth.

For our second revenue component, royalties, we experienced 11% growth for the first quarter of 2007 as compared to the same period last year, increasing to $48.6 million from $44.0 million. This growth was driven primarily by increases in year-over-year sales reported by our licensee, Genentech.

Growth across all products on which we generate royalties from Genentech was partially offset by a lower effective royalty rate over the same period due to the impact of the tiered-fee structure in our licensing agreement.

As anticipated in our first quarter of 2007, which correlates to Genentech sales in Q4 2006, we hit the fourth and final tier for the first time. Because this tier has the lowest royalty rate, this resulted in a lower effective royalty rate in Q1 as compared to prior periods.

In the second quarter, we expect our royalties to increase significantly due to higher expected underlying product sales and the calculation of those payments from Genentech resetting back to the first tier under our licensing agreement.

Recall that in our February 2007 guidance, we assumed that the Q2 royalties would comprise slightly more than one-third of total royalties for the year, which based on that full-year guidance of $220 to $240 million equates to a Q2 range of roughly $73 to $80 million in royalty revenues.

On the expense side, I will summarize the key items of note focusing primarily on our non-GAAP results. A complete reconciliation of our non-GAAP results with comparable GAAP measures is included in the tables attached to today’s press release.

Total GAAP costs and expenses for the quarter were $120.0 million, up slightly from $118.0 million in the prior year.

Of note, the first quarter’s total amortization of intangibles declined to $2.3 million in 2007, as compared to the same period in 2006, primarily as a result of the Retavase impairment taken in Q4 2006, and Q1 2006 SG&A expenses included a $4.1 million charge for payments to Wyeth related to the divestiture of our off-patent branded products in the same period.

On a non-GAAP basis, total costs and expenses for the first quarter of 2007 were $97.2 million compared to $88.0 million for the same period of 2006. Non-GAAP cost of product sales, which excludes amortization of product rights, increased to $16.6 million for the first quarter of 2007 from $12.4 million in the comparable 2006 period due to the increase in underlying product sales. Q1 2007 margins were in line with our expectations and relatively flat to Q1 2006.

On a non-GAAP basis, R&D expenses for the first quarter were $51.8 million, a nominal increase over the $50.7 million reported in the same period in the prior year. Major program investments in the first quarter of this year included Nuvion, daclizumab, Cardene, principally lifecycle management, PDL 192, our 2007 IND candidate, M200, HuLuc63 and ularitide, which collectively comprised approximately 70% of total R&D costs for the quarter.

Additional investments in development programs in support of our commercial products represented another approximately 5% of total R&D, such that total program investments for the quarter comprised 75% of total R&D expenses.

Of the remaining 25% in R&D expenses, they were primarily split into two major components. The first component represents our research and discovery activities, principally those activities that support an IND flow before a development decision is made.

The second component represents our manufacturing and quality operations costs, primarily related to our Minnesota plant, that support our overall activities but are not allocated to specific projects, and those vary from quarter-to-quarter. These reflect the transition from startup of the facility to manufacturing operations.

Rich will discuss both of these activities in more detail shortly.

Non-GAAP selling, general and administrative expenses for the first quarter of 2007 were $28.7 million compared to $24.9 million in the comparable 2006 period. This increase was primarily related to increases in personnel-related costs due to higher SG&A headcount, as well as promotional spending in support of Cardene.

Turning to the bottom line: non-GAAP net income for the first quarter of 2007 was $10.8 million, an increase from $3.2 million for the same period in 2006. On a per diluted share basis, non-GAAP net income increased to $0.09 per share in the first quarter of 2007 compared to $0.03 per share for the same period in 2006.

Our GAAP net loss for the first quarter of 2007 was $10.6 million, down from $26.1 million a year ago. On a per share basis, our GAAP net loss declined from $0.23 to $0.09 per share.

Our balance sheet is strong. Cash, cash equivalents, marketable securities and restricted cash totaled approximately $404.3 million at March 31, 2007, compared to $426.3 million at December 31, 2006 and $346.1 million at March 31, 2006.

During the first quarter of this year, net cash used in operating activities was $9.1 million, compared to net cash provided by operating activities of $2.4 million in the comparable period a year ago, a swing due primarily to changes in working capital.

Capital expenditures in the first quarter were $16.8 million as compared to $9.4 million in the prior year – an anticipated increase from the prior year related to the relocation of our corporate headquarters, a move that is planned to occur in the second half of this year.

On this topic, we made the decision last year to move from our current location for simple reasons: we don’t have enough general office space at our Fremont facility to meet our current and future requirements, as we are currently utilizing over 95% of our capacity, and the space we currently occupy to support our critical drug discovery and process sciences efforts is insufficient and outdated and further, the leases on the three buildings that we rent in Fremont expire between the end of this year and March 2008.

Our selection of the site in Redwood City followed a two-year search and analysis using outside advisers that concluded it was by far the most cost-effective option compared to the numerous alternatives that we considered. These alternatives included a “patchwork quilt” approach to expansion in our current location, green field construction of a facility, and moving to numerous other existing facilities within a close proximity to our current location. All of these options were priced higher per square foot, most had longer lead times to occupancy, and all would have required significant capital expenditures.

Importantly, the site to which we are moving is comprised of two buildings, compared to our current five-building site. The larger of these two buildings which will house primarily our marketing, clinical development, regulatory and administrative teams, is effectively a “plug and play” space, built out with offices or cubicle space and conference rooms, furniture and wiring.

The first eight years on our lease term are under a sublease from another company on extremely attractive terms. The second, smaller building will house our research and development employees, updated laboratories, and requires a one-time capital investment for development of infrastructure during 2007.

Overall, when considering our underlying needs, the per square foot rental costs, which are lower than at our current location and which were considerably lower than the available alternatives, and the amortized capital expenditures over the lease term, a significant portion of which will be offset by the net proceeds from the sale of our two owned buildings, we are confident that this decision was the most financially prudent one for the future of PDL. We look forward to being operational at the site in the fourth quarter of the year and to the contribution it will make to our overall effectiveness as an organization.

Based on our positive first quarter results and outlook for the balance of the year, we are increasing our non-GAAP net income guidance to $50 to $70 million for the full-year 2007, or on a per diluted share basis $0.42 to $0.58. This increase is reflective of our confidence in our prior guidance and an expectation that our R&D expenses will be at the lower end of our previously stated range.

And now I’d like to take the next few minutes to entertain your questions related to our first quarter financials. Each participant will be allotted one question, plus the relevant, follow-up question. Operator, please open the call up for Q&A.

Question and Answer Session

Operator

(Operator Instructions). Your first question will come from the line of Mark Monane at Needham & Company.

Mark Monane – Needham & Company

Thank you. Good afternoon and thanks for taking our question. I have a question about royalty rates going forward. I understand that the Genentech percentage decreases as a result of the contract, but the follow-up question is, does that eventually lead to increased royalty revenues as the revenues go up? How should we think about monitoring the line that is royalty rates and, more importantly, the revenues?

Andrew Guggenhime

Great Mark, I’ll take that question, obviously. Let me just walk through the overall framework of the royalty structure here. Under our agreement with Genentech, which was executed a few years back, the majority of their product sales are subject to the tiered-fee structure and it’s a clock that resets in each and every calendar year for Genentech. So, it’s a clock that reset in their calendar quarter one, up through their calendar quarter four. Because we recognize our royalties in the quarter in arrears, our clock begins in Q2 of any calendar year and ends in Q1, and in each of those calendar years, the initial dollar sales of underlying products are at the highest effective rate and there are four total tiers and, based on incremental sales in a subsequent tier, those incremental sales are at a lower effective rate. So, we reached in our Q1 2007, PDL hit the fourth, final and lowest tier under that tiered-fee structure for the first time.

But beginning in Q2, the clock resets again such that, the first dollar sales of underlying Genentech products are at the highest tier, which is why we are anticipating the significant increase that we are to a range of $73 million to $80 million in Q2 coming off the high $40s in Q1.

The only point I would also make is that again I mention the majority of their underlying sales are subject to the tiered-fee structure. There is one component of sales and that’s specifically product that is both manufactured and sold ex-US that is not subject to the tiered-fee structure and those sales are calculated at a fixed rate.

Mark Monane – Needham & Company

That was very helpful. Follow up related question then. When we model our royalty rates, or more importantly when PDL BioPharma thinks about it, are you thinking about increasing penetration for the current products and are you modeling in any new relationships that are happening with companies outside of PDL?

Andrew Guggenhime

If I think I understand your question correctly, the guidance that we have issued, the $220 in the low end, and $240 in the high end, assumes continued royalties only from existing products on which we generate royalties. It does not assume approval of new antibodies on which we might be entitled to royalties.

Mark Monane – Needham & Company

So that might provide an upside?

Andrew Guggenhime

If such products are approved and if our underlying patents are covered, that would provide an upside. We publicly talked about a couple of products, namely Actemra and Cimzia, that have taken a license from us.

Operator

Your next question will come from the line Joel Sendek at Lazard Capital Markets.

Joel Sendek – Lazard Capital Markets

Hi. Thanks. Question on Cardene. Since the acquisition of ESP, the sales of the drug actually have been better than I thought, which is I guess the good news. The bad news is we have to model a deterioration of sales some time in the future. I am wondering if you can give us an update on what the maximum market potential for Cardene might be while it is a branded compound, and if you have made any progress on extending the patent? And if you give us your best guidance as to when the intellectual property comes off?

Andrew Guggenhime

Yeah. Joel, I will take the first part of that question and then maybe turn it over to one of my colleagues. You are correct. The revenues we generated in Q1 at $33.9 million are over double the revenues we generated in the first full quarter of selling the product at $16.7 million. We will talk about momentarily which will address our lifecycle management activities.

We are fully cognizant of the patent expiree in November 2009. But in combination with a pediatric exclusivity study, which would take the patent life, if successful, to May 2010, as well as the other formulation-related lifecycle management strategies we are employing, I am confident that we are on the right track to extend the life of the patent, but I’ll let Rich address, strategically, how we are approaching that, if I can.

Joel Sendek – Lazard Capital Markets

Okay.

Mark McDade

He’ll cover that, Joel, in the next section.

Joel Sendek – Lazard Capital Markets

Great.

Operator

Your next question will come from the line of Geoff Meacham with JP Morgan.

Geoff Meacham – JP Morgan

Thanks for taking the question. Just wanted to confirm with you that your new guidance already had implied accelerating expenses from Nuvion into the two Phase 3 trials and then does not contemplate partnering Nuvion and ularitide?

Andrew Guggenhime

Yeah. Geoff this is Andrew. Correct on both assumptions; the guidance that we initially issued assumed successful movement into Phase 3, post the DMC decision, and did not assume any partnering in any indications for Nuvion.

Geoff Meacham – JP Morgan

Then just as a follow-up. Can you give us any update to the suit with Alexion with respect to Soliris and would it impact, probably nothing this year, but going forward that could have?

Andrew Guggenhime

Yeah. Geoff, why don’t I, if I can will make a note of that question and subsequent to Mark McDade’s comments, address that particular question.

Geoff Meacham – JP Morgan

Okay. Thank you.

Andrew Guggenhime

Great. Thanks, Geoff.

Operator

Your next question will come from the line of Bret Holley at CIBC World Markets.

Bret Holley – CIBC World Markets

Yeah. Hi Andrew. Thanks for taking my question. I guess the question really comes after a quarter of operations in 2007; you’re at the low end of your R&D guidance, what really changed there? What kind of visibility over the course of the first four months of the year kind of gave you that visibility?

Andrew Guggenhime

Yeah. I think in part related to timing, I would also say with respect to our collaboration with Biogen Idec, we obviously had the positive Phase 2 results for daclizumab and in connection with that collaboration and looking at the timing of the initiation of the SELECT study, that is slightly delayed from our initial expectations, but we believe for the right reasons, to optimize the chances of success of that program.

Bret Holley – CIBC World Markets

So, it really just had to do with Biogen Idec and nothing really particular to your operations.

Andrew Guggenhime

There were no systemic issues particular to the programs, some were where timing slightly moved. But again, that the $5 million increase can give you, should give you an indication of the magnitude of that.

Bret Holley – CIBC World Markets

Okay. Thank you.

Andrew Guggenhime

Thanks.

Operator

Your next question will come from Jason Zhang at Prudential.

Jason Zhang – Prudential

Thanks, Andrew. You said the relocation were happening in the second quarter. Again, its the cost associated with that toward the component of the SG&A, I forgot maybe I didn’t catch, what is the amount of the cost that you anticipated for this activity?

Andrew Guggenhime

Yeah, Jason, let me clarify. Our move is anticipated in the fourth quarter of this year and in terms of the impact, we are essentially paying the cost of two headquarters for 2007 because we’re paying rent as we are working to complete the capital expenditures with respect to the new facility. There are about $8 million in total costs that are included in both our R&D and SG&A expenses in 2007 that represent costs that we expect to go away in 2008. Those relate primarily to the cost, to support our current facilities which based on the lease expirations and the anticipated sale of the two owned buildings. Those will go away in 2008.

Jason Zhang – Prudential

Okay. So again, just to be clear, so there to be not an increase of the SG&A in the second quarter, maybe I just thought you would—?

Andrew Guggenhime

No, there is no increase in Q2 2007 and in fact, most of the operating expenses related to the new sites were already being incurred in Q1 of 2007 and will continue to be incurred throughout the balance of the year.

Operator

Your next question will come from the line of George Farmer at Wachovia Securities.

George Farmer – Wachovia Securities

Hi, Andrew. Can you just remind us if you have a tiered structure, royalty structure with Synagis and potentially Numax, as well as Tysabri?

Andrew Guggenhime

Hi, George. No, we do not. The only tiered-fee structure that exists is with Genentech, and for all other arrangements—while the royalty rates may vary by agreement—they are all fixed in nature.

George Farmer – Wachovia Securities

Great. I just wanted to clarify that, thanks.

Andrew Guggenhime

Yeah.

Operator

Your next question will come from the line of Tom McGahren at Merrill Lynch.

Tom McGahren – Merrill Lynch

Yeah. I just wanted to confirm that the rest of your prior guidance is still intact with regard to total product revenues, licensing, and the other expense guidance?

Andrew Guggenhime

Yes. All the aspects of other guidance remain intact, Tom, and with respect to the net income guidance increasing, that’s really the result of our expectation being at the lower end of the R&D expenses of the previously stated range.

Tom McGahren – Merrill Lynch

Okay. Thanks.

Operator

We have no further questions at this time. Next speaker, please go ahead.

Presentation

Richard Murray

Good afternoon, everyone. I am pleased to participate in today’s call and provide you with a perspective on our research to development transitions and a general overview of our R&D activities, including some perspectives on how we allocate costs among our efforts, framed by Andrew’s description of the first quarter.

Mark McCamish will then follow with some additional comments from a clinical perspective.

Broadly speaking, we allocate our R&D efforts into two categories. First, as Andrew discussed, we have program-specific activities representing approximately 75% of our total R&D spend.

There are seven major programs, five of which today are in clinical development and two programs – PDL 192, our current IND candidate, and Cardene lifecycle management—these latter two heavily involving manufacturing and, shortly, will involve clinical.

Also, in the same program category are additional focused programs, which we have not previously called out, due to their relatively small scope. One such example is medical affairs supporting our commercial products, which also taps into resources from our development organization.

Let’s take a moment to discuss our work on Cardene lifecycle management. As Cardene is such a strong growth driver for us, in late 2005, we initiated a significant and increasing effort in lifecycle management and that is intended to protect our franchise in the future. Through an integrated program involving pediatric exclusivity studies and formulation and product presentation strategies, we are quite active in the pursuit of building and protecting the future of Cardene.

In the fall, we hope to elucidate the strategies a bit more for you and for right now, for competitive reasons, we’ve kept those proprietary thus far.

A second and smaller category of R&D involves many of our activities that are not specifically tagged to one specific development program. Within this category are discovery efforts; in addition manufacturing and quality efforts as our new plant matures into a full manufacturing environment.

Let me briefly discuss each of these. The discovery component of R&D is focused on creating and characterizing new antibodies that meet the criteria for further development. That decision for early development is made through a multi-disciplinary management committee to ensure that the unmet medical needs, the science, the intellectual property, and the market potential are all appropriate and understood as best as they can be for such an early stage.

Our metric in discovery is to maintain a sustainable flow of novel candidates such that, upon subsequent activities, we can file at least one IND per year with a new entity. Typically, we need to keep six to eight very early projects underway in our discovery group, so that we can enable our desired candidate deliverable.

Our efforts produce novel and innovative candidates versus the “me-too” compounds and style of approach and it should be noted, however, that our level of investment in these specific activities is expected to remain stable for the foreseeable future.

Since 2003, this effort has produced volociximab, a novel anti-tumor approach now in Phase 2 clinical studies and partnered with Biogen Idec on a 50/50 co-development basis; PR1, a novel target in antibody drug conjugate for the potential treatment of prostrate cancer, which we licensed to Genentech; HuLuc63, another humanized antibody directed against a novel target, currently in a Phase 1 studies in multiple myeloma with possible potential in autoimmune diseases as well; and PDL192, another humanized antibody with a novel target and mechanism, for which we plan to file an IND later this year in solid tumors.

All of these programs are first-in-class molecules and we believe our approach towards novelty has been validated by partnership and licensing.

We recognize that, that novelty carries a higher risk than a “me-too” approach, but also firmly believe that new breakthrough therapies can arise from such efforts.

Related to discovery, I would like to highlight some recent industry benchmark data regarding the transition from discovery of the initial candidate to the subsequent filing of an IND and finally to the treatment of the first patients in clinical studies. We put significant efforts into streamlining that critical transition given our intent to move novel entities into the clinic.

Recent studies from the Tufts University Center for the Study of Drug Development, a widely recognized source of objective industry data on the costs and efficiencies in drug development, have determined the industry average is approximately 4.3 years, for the process of discovery to regulatory filings to first patient treated for biotechnology based products.

Our HuLuc63 program tracked at 3.75 years from first discovery through IND to first patient treated and PDL192, assuming a late 2007 IND filing, is projected at approximately three years to first patient treated. Both of these programs are below the industry average cited by Tufts. Likewise, and partially because of the more rapid approach, our costs are very competitive, as long as we drive for the same metrics and corporate objectives of one novel IND per year.

Thus, our discovery efforts link to the initiation of development, the key steps in maintaining new and novel product candidates can be viewed as a stable and fixed front-end cost to feed our development pipeline.

Finally, I’d like to provide you an update on our manufacturing capabilities and how we are planning to leverage them and become more cost effective moving forward.

In the area of biologics development, manufacturing capability is a key to the success of products. Antibodies in particular are manufactured from living cells and the processes for this manufacture are both intricate and complex.

As you know, we’ve invested in our own manufacturing plant to support our antibody-focused pipeline. Our Minnesota-based antibody manufacturing capabilities are now producing clinical trial supplies for our pipeline products, and we have both clinical and commercial scale capabilities in our facility.

Our new plant came on line to start producing antibodies for clinical use in the second half of 2006. We’ve taking substantial risk out of the Nuvion and daclizumab programs by being able to manufacture these products at their ultimate launch site and scale in the facility.

The history of biological manufacturing has created numerous challenges in the industry from companies small-to-large and we believe that reducing the risk of that component of the program early on is a very sound strategy.

Overall, we believe the quality of work, control over the process and assurance of capacity are important features of having internal manufacturing, supported by the fact that nearly all successful biologic launches have been made by companies that retain tight control over their manufacturing destiny. Although aligned with our strategic goals and plan, we are well aware of the cost of maintaining this capability during clinical pipeline maturation. Naturally, we’re constantly looking for ways to streamline these costs and operations and as we have previously discussed, through corporate development activities, we are working to increase overall capacity utilization and decrease the net cost to PDL by identifying strategic manufacturing relationships to bring into the plant in the near-term to mid-term, to help smooth out capacity utilization as our own products reach stages of needing more capacity.

Importantly, Bob Savel, our new Senior VP of Technical Operations, who now oversees all of Manufacturing and Quality, brings nearly two decades of manufacturing experience to PDL, including working with multiple structures and types of partnered manufacturing programs from contract work to joint development initiatives. The timing of Bob’s arrival is key to PDL and we look forward to his contributions in refining our overall manufacturing strategies.

We plan to update you on many of these efforts at our R&D update later this year and in the meantime, I hope this brief review has provided some insight on the certain components of our R&D operations at PDL.

Thanks very much for your attention. I look forward to responding to questions following Mark’s update on our clinical efforts.

Mark McCamish

Thanks, Rich. This is Mark McCamish versus Mark McDade, who will end up the conference call.

Hi, everyone. It’s great to be with you today for my first PDL quarterly investor call. I plan a brief update on my first 50 days on the job and a review of our R&D activities. We will provide you with a more detailed look at our programs later this year, once I have had a chance to thoroughly review all of our programs.

As an introduction, what attracted me to PDL was the opportunity to join an organization that was poised for clinical success. In the past, PDL has been experiencing difficulties delivering results on development programs on a predicted timeline. As the new Chief Medical Officer of this organization, my goal will be to clearly communicate reasonable drug development strategies, provide guidance on the overall approach, while maintaining a careful eye on execution.

PDL BioPharma has tremendous antibody discovery and research capabilities. We also have a robust pipeline with five clinical-stage programs with therapies that truly represent unique approaches to treating some serious diseases. It’s our goal to develop this pipeline as efficiently as possible.

I joined PDL to help cast a vision and implement programs that will harness the value of our pipeline. In my view to do so, we must bring greater focus and discipline into the clinical development organization. I will outline three initial approaches that the development organization is using with the aim of bringing important new products to the market.

First, we must more clearly address and target the anticipated label for each indication and ensure that all activities specifically support the label and proposed indication. This is basic to any drug development program, as you know, and requires concurrence within the organization and the focus of the program and agreement that predicted clinical trial results will not only lead to an approval, but a commercially viable package. Maintaining this clear focus on the label leads to design of efficient programs to support our commercialization efforts.

During our R&D update later this year, we’ll plan on discussing with you the scientific and commercial rationale that direct our clinical strategies for our programs in both early- and late-stage development.

Second, in order to further focus our development activities, we are reorganizing our clinical teams into therapeutic areas to more clearly focus and foster the progress of our current programs.

This shift will allow our various clinical development personnel to gain expertise in specific areas and transition, as necessary, within these areas to critical study-related activities without loss of efficiency.

We have recently brought on board the first therapeutic area head, our Oncology Therapeutic Area Head, Dr. Gani Chico, who is an oncologist by training and spent many years at the FDA leading teams and reviewing oncology drug applications.

In the near future, we will name our Therapeutic Area Head for IBD/Inflammation and for Cardiovascular/General Medicine. This therapeutic area approach is also consistent with how we see PDL evolving commercially, and should allow for more effective collaboration in planning with our marketing colleagues on future drug programs.

As a part of the process of improving efficiencies, our third initiative is tighter definition of roles and responsibilities for our teams, so there is clear direction, accountability and authority to move our programs forward.

I expect by empowering the teams to a greater degree, we will gain speed and decision making and, therefore, implementation. By streamlining our teams and focusing each program on the desired label, and prioritizing studies within each program, we hope to provide clearer communications with our external partners and contract research organizations to expedite study implementation, enrollment and completion of our studies.

On this front, I am working closely with Rich Murray to ensure our teams and our programs are integrated across all the key functions in research and development and are aligned in terms of resources and prioritization.

I believe these efforts will improve our efficiencies and allow us to execute our drug development programs as cost effectively as possible without increased regulatory risk.

We’ll always be looking for opportunities to perform our work more efficiently and additional efforts will continue on communicating and focusing on both internal and external as we move forward. Over the next several months, I’ll be working with my team, external advisers and our colleagues throughout the company and including Sales and Marketing and Research to further clarify and focus on meeting patient needs, while developing our pipeline assets to capture commercial success and deliver value to our stockholders.

In the meantime, I hope to have the opportunity to meet and speak with as many of you as possible, while we continue to move forward on our key stated objectives for the year, which are advancing Nuvion, daclizumab and volociximab programs in the respective areas of inflammation and oncology; continuing the early-stage program for HuLuc63; supporting ularitide for partnership; driving lifecycle support for Cardene, and anticipating future antibody candidates, such as our upcoming PDL192 program, which is based on the breakthrough drug discovery of our research group.

One has to recognize that improving focus, communication and process efficiencies must not impact our ability to execute on all of our programs. To this end, I was pleased to be representing PDL, when we announced top-line results of our Phase 2 randomized, double-blind, placebo-controlled trial of daclizumab as part of our ongoing CHOICE trial.

In March, we announced with our partner, Biogen Idec, that the trial met its primary endpoint in relapsing multiple sclerosis patients being treated with interferon beta. As a reminder, patients receiving daclizumab 2 mg/kg subcutaneously every two weeks showed a significant reduction in the number of new and enlarged gadolinium-contrast-enhancing lesions at week 24.

Based on the joint review of the 24-week data, the companies plan to advance the overall clinical development program in multiple sclerosis including initiation of a Phase 2 monotherapy trial of daclizumab.

I was also delighted to announce last week that we are moving into a Phase 3 in our Nuvion program following the data monitoring committee analysis of the first 60 patients from the ongoing RESTORE 1 study. In addition, to continuing with recruitment of patients in that ongoing trial, we will begin a second pivotal study in patients with IV steroid-refractory ulcerative colitis known as RESTORE 2. Together, these two pivotal studies, if positive, will form the basis of any future BLA filing for Nuvion in this indication.

I also expect to attend the upcoming ASCO conference in early June and will look forward to speaking with many of you about our activities to support our novel anti-angiogenesis program, volociximab or M200, which is also in partnership with Biogen Idec in multiple solid tumors.

Thank you. Now let me open the call to questions and answers for either Dr. Murray or myself. Each participant will be allowed one question plus a relevant follow-up question, if necessary. Operator, please begin.

Question and Answer Session

Operator

(Operator Instructions). Your first question will come from the line of Joel Sendek at Lazard Capital Markets.

Joel Sendek – Lazard Capital Markets

Okay. So on Nuvion, I am wondering if you can give us a feel for how long this Phase 3 trial would take? And the other Nuvion-related question I have is, do you have more refined incidence numbers that we can use to model out the market opportunities for the drug in ulcerative colitis?

Mark McCamish

Hi, Joel. This is Mark. We haven’t stated publicly what our expectations are in terms of the full length of time of enrolling the Phase 3 program. These are difficult patients to find. I think I gave an idea of the enrolment based on the time it took us for getting to this stage in the program and we haven’t provided any further details than that as we go forward.

Joel Sendek – Lazard Capital Markets

Sorry, to stop you there. Can you just remind us how long it took? And how many patients you enrolled in the Phase 2?

Mark McDade

This is McDade as opposed to McCamish. We haven’t commented on how many patients past the 60 we have enrolled, although, we have said that it’s a significant number, Joel and that trial started in the first quarter way before McCamish’s time in 2006.

Joel Sendek – Lazard Capital Markets

Okay.

Mark McDade

This is again McDade. I can answer, I think, the second part of that question. Why don’t you let us follow up with you; perhaps that’s the best approach to provide you and everybody else at the same time with better updated incidence information? We continue to believe that the incidence of IV steroid-refractory ulcerative colitis is reflected by the number of colectomies in the United States, which is approximately 30,000 per year and of that, as you will hear, about 40% of them become refractory. So, we think it’s a pretty considerable-sized market in both the U.S. and Europe.

Operator

Your next question will come from the line Bret Holley at CIBC World Markets.

Bret Holley – CIBC World Markets

Yeah. My question concerns the safety analysis that was done for Nuvion. When are we going to get the details of that analysis, if ever? And I am just wondering, on the details were there Epstein-Barr reactivations seen or increased infections and can we get any kind of additional information there?

Mark McCamish

Bret, it’s a good question. As part of this, this is a Phase 2/3 and this was an independent data safety monitoring board that looked at all of the studies over the program, as their goal was to evaluate the safety as well as do a futility analysis on the Phase 2/3 program. That is blinded to us for obvious reasons, so that we can roll this over into the Phase 3 program.

So, in terms of the safety analysis, what we know from that evaluation is that they feel comfortable in moving forward and there’s nothing untoward that they’ve seen. Because it again, it is blinded, we don’t have specifics regarding various AEs in each program. But they were able to un-blind it as part of the DMC and have no significant concerns in moving forward.

Bret Holley – CIBC World Markets

And I guess my follow up, if I am allowed one, would be, in regards to the label and the focus on the label, is there, do you think there will be enough information from RESTORE 1 and 2, to make a claim for retreatment, or is this just a label that you are seeking for induction?

Mark McCamish

Yes. It’s another good question. What we are dealing with internally is really to refine what the absolute indication is and we are addressing retreatment, as well as colectomy, in our secondary endpoints. So, that information will be available on label and we will be able to utilize that as we go forward.

Bret Holley – CIBC World Markets

Thank you.

Operator

Your next question will come from the line of Jason Zhang at Prudential.

Jason Zhang – Prudential

Hi. My question is for both Rich and Mark, but is related to comments that Andrew made. So, where Andrew was talking about R&D for this quarter he had a 75/25 split, I guess; 75% for mostly late-stage drug development and 25% for early-stage research and manufacturing. I guess the message there is to say that most of the R&D is spent upon late-stage development, but if you look at your 10-K last year, out of the $260 million about $104 is characterized under “Other,” you have identified costs associated with the five late-stage product development. So, that $104 million is 40% of the total. Why is this different; anything that you used to calculate or categorize your R&D effort this quarter is different than what you used for your 2006 categorization?

Richard Murray

Right. Hi Jason, this is Rich Murray, I’ll take that. Then, I will also shoot that to Andrew, as well. Yeah, it’s a good question and I think this provides us an opportunity to really reconcile that point. Within the filing on 2006, we had many numerous program-specific costs that were not necessarily footnoted out into being able to easily identify them as program-specific costs. So, for example, we had Cardene lifecycle management work, we had all of our work leading up to our now Phase 1 clinical trials of HuLuc63, and numerous other costs in that bucket of $104. So, as we go forward and as what you’ve seen from our Q1 reconciliation and explanation here, we’re going to parse those out much more clearly so that will be easier to see and track for the community.

Andrew, do you want to comment?

Andrew Guggenhime

Yes, Jason, I’ll comment in terms of what you can expect from a disclosure standpoint going forward, beginning with this first quarter 10-Q, is. Historically, we called out specifically only those clinical programs that comprise 5% or more of total R&D spend. Going forward, you’ll see inclusion of programs that represents 5% or more of total R&D expense. So, those include both the clinical programs, lifecycle management programs and programs before they reach the clinical stage, which as Rich mentioned, include Cardene lifecycle management, those include PDL192 and those include HuLuc63.

And we’ll also specifically call out a separate category for those specific programs that do not comprise 5% or more of total R&D cost, but you will be able to clearly delineate those programs which are program-specific and those programs, primarily our research and discovery efforts, as well as our manufacturing and quality efforts, that are really applied across all programs. In 2006, that number in support of specific programs is approximately 75% consistent with first quarter 2007.

Jason Zhang – Prudential

Okay, thanks.

Operator

Your next question will come from the line of Joseph Schwartz at Leerink Swann.

Joseph Schwartz – Leerink Swann

Hi, thanks for taking the question. I was wondering if you can give us examples from the Nuvion and/or ularitide programs where implementing the new clinical development strategies as you outlined would result in better execution and results? How the approach has been different? What will you emphasize going forward? And can you quantify the impact for us in terms of any time or dollar returns?

Mark McCamish

Thanks for the question, Joseph. Let me go through a few of these. I can address some of those. I won’t be able to quantify the dollar amount so soon, since I have only been there a couple of months. I will use Nuvion as an example. So in Nuvion we have our suite of studies that we are moving forward with and the team is working very well in terms of trying to push all of those studies forward. But there are certain key studies within that suite that are really critical to emphasize as we go forward and that those will rollover into some of the other study such as the retreatment study.

So, there was some loss of focus initially in getting all of those going and moving forward, and so the pivotal studies were not accruing as rapidly as we liked. So, going back, we worked with the teams to prioritize that suite of studies, the emphasis, the focus, the number of individuals on the teams that would be on each particular protocol, so that we could allow them to enroll the most critical studies, most rapidly. Those could then rollover to some of the other studies that are required for retreatment, et cetera.

So, instead of an approach where everyone is working on all of these studies with equal focus and prioritization, we really pulled together to focus on three specific studies and then allow those to drill up into others. So, that led to one of our best enrollment months in March and we are moving forward in those programs.

Joseph Schwartz – Leerink Swann

That’s very helpful. Thank you.

Operator

We have no further questions at this time. Next speaker, please go ahead.

Presentation

Mark McDade

Okay. Thank you, operator. This is Mark McDade.

As you heard today from my colleagues, financially, commercially and in clinical execution, we are off to a very strong start for 2007 and are firmly on track to hit our clinical and commercial goals for this year.

I’d now like to shift to a high-level view of our strategy and future value drivers with a focus on three key elements: our overall strategy and its aims, the link between our pipeline and our commercial activities, and our partnering and commercial strategies.

Just over four years ago, we outlined a strategy that would take our company to a different level. We needed to diversify our revenue stream to diminish our reliance on royalty revenues in anticipation of the expiration of the Queen patents in late 2014.

In doing so, we sought to create a company that markets its own acute-care drugs to earn substantial revenues and operating income based on an integrated development and commercialization approach designed to drive far greater stockholder value than a royalty model with a finite patent life.

To accomplish this, we needed to establish a commercial foundation for PDL that would pave the way for and accelerate our ability to introduce the products in our pipeline. At the same time, we sought to generate positive operating cash flow, once we became fully commercial and to sustainably grow our operating cash flow thereafter.

Over the past four years, we’ve been successfully executing toward that strategy. In fact, since embarking on this strategy in January of ‘03, we’ve significantly grown enterprise value, increased revenues nearly 10-fold compared to 2002 and delivered positive cash flow from operations of over $78 million in 2006, well ahead of our original 2008 schedule.

With the steps we have taken since then, we’ve achieved the majority of our stated aims from this original five-year plan, including marketing our own drugs by 2007, a goal that was achieved in 2005.

Having exceeded those original 2007 aims by the end of 2005, we reset our corporate plan announcing in early 2006 an ambitious set of aims that would show that by 2010, we would rank as a top-tier biotech company, as measured on multiple fronts including stockholder value generation.

These aims included pipeline growth and advancement, new product launches and top and bottom line growth of not less than 25% per year through 2010.

We’re aware that like virtually every biotech company, we have experienced our share of clinical challenges. Like you, we’ve been dissatisfied with our clinical execution on certain fronts. So, we took action beginning in the second half of last year, and from my perspective these actions are paying off.

We hired our new Chief Medical Officer, whom you heard today, Dr. Mark McCamish, to oversee drug development and even prior to Mark’s arrival, undertook a series of steps with the aid of experienced outside advisors to improve our clinical processes to achieve improved execution success timeliness, and efficiency.

With our clinical team now under Mark’s leadership, and integrated with the very fine research, pre-clinical, process development and manufacturing capabilities we’ve established, thanks in good part to Rich’s guidance and now, further augmented by Bob Savel’s arrival, we have the right team and the capabilities to deliver the clinical execution necessary for PDL’s future growth.

Judging by the first four months of 2007, this integrated PDL engine is starting to hum. While investing in our pipeline, we’ve evolved from a company solely reliant on finite royalties, to one that markets our own acute-care products to meet important medical needs in the hospital setting.

Our royalty revenues continue to grow and could be further fueled by potential new licensee products. Our hospital-based commercial business is significantly profitable, while serving as a future launch vehicle for our pipeline programs aimed at the hospital setting like Nuvion and ularitide, or, even nearer-term, new formulations of Cardene.

Our sales, marketing and clinical affairs teams continue to forge and nurture key relationships in the same hospitals where we anticipate launching future drugs. Our pipeline is beginning to show the fruits of these investments, exemplified by the recent positive news for daclizumab in MS and Nuvion in severe ulcerative colitis.

By the end of this year, we expect to have a truly robust focused pipeline of seven novel agents in oncology, in inflammation and in cardiology; only two of which existed at PDL in January 2003.

As Rich just described, all three oncology antibodies developed since then, M200, HuLuc63 and PDL192, have arisen from our internal antibody discovery, development and manufacturing capabilities.

And on the clinical side, I have given Mark clear autonomy to structure, prioritize and manage our clinical team the way he feels can accelerate our efforts, increase our probability of success in each phase of development, and ensure the most efficient deployment of resources to accomplish sustainable pipeline growth.

Commercially, the majority of indications for our pipeline products will be served in the hospital or acute-care setting. Let me give you just three examples.

First, patients with severe refractory UC are hospitalized and receive 7 to 10 days of IV steroids. Patients who fail treatment, as I mentioned to Joel earlier, which for this population is approximately 40%, face limited options. If approved, we anticipate Nuvion would be launched as a hospital-based product overlapping quite strongly with our current sales coverage in the United States.

As a second example, in the cancer area, we estimate that approximately 20% of our customer targets are hospital-based physicians and that an additional commercialization teams covering office-based specialists would be as focused as our current team. Consequently, we foresee modest growth required to expand from marketing IV Busulfex today in the hematology setting to launching our potential new antibodies for hematologic malignancies or solid tumors in the years to come.

And as a third example, our Cardene lifecycle management efforts should directly target our established acute-care presence.

These examples serve to highlight why we created our hospital-based commercial team and in fact did so, while accelerating positive cash flow, rather than creating an expensive and at-risk infrastructure ahead of product approvals.

So having created a non-GAAP profitable biotech, like other companies on the cusp of GAAP profitability, PDL’s management and Board have continually and thoughtfully grappled with a key strategic question, how much R&D investment is needed to ensure successful and sustainable growth of new products, since this is the fundamental value proposition we’ve sought to achieve?

First, we have indicated for some time that we expect our R&D investment, as a proportion of revenues, will now decline over time, while we continue to deliver bottom-line growth. Despite our 2006 challenges, we are quite prudent and quite competitive in the relative productivity of our R&D investment, as measured by the number of programs in the clinic, introductions of new programs and other industry metrics.

This is especially true when you consider that we have biologics programs and that, other than for daclizumab and M200, we are now funding our discovery and development and manufacturing activities without needing to tap the capital markets. Another key component of our strategy is active partnering and licensing. Our nonexclusive licensing of our antibody platform technology with dozens of partners has created the fundamental royalty stream that is so important to us today and we are continuing to add to these licensees.

We have entered into several important antibody-based licenses and/or collaborative agreements as well since 2003, including with Abbott, Genentech, Roche, Seattle Genetics and, most recently, Biogen Idec, all to drive programs forward that on our own likely would be slowed or not developed at all.

Today, our strategy for developing pipeline drugs for indications outside the hospital in acute-care setting is to partner, bringing the necessary development and commercialization capabilities to drive more programs forward. Biogen Idec, our terrific partner for daclizumab and M200, is a perfect example of this strategy, since we are anticipating they’ll lead commercialization of daclizumab in MS, a largely non-hospital indication and yet we share commercialization roles for volociximab in the cancer setting.

Partnering is also the path we have chosen for ularitide, since we believe the scope of global heart failure drug development and commercialization is beyond our current capabilities. We are targeting a major collaboration this year to enable ularitide to move ahead into Phase 3 studies, while PDL retains the U.S. commercialization options.

So, we are building commercial value by sustaining growth of our marketed products as well. Our three products, as you have heard earlier, are used in the hospital setting to improve outcomes and often save lives and are growing nicely. Thanks to the significant overall financial contribution from our commercial efforts, these products are a key component in PDL’s overall strategy. They meet critical patient’s and caregiver needs in the hospital setting and they profitably sustain the team that we expect will launch future products from our pipeline or from in-licensing efforts.

A portion of these non-GAAP profits, which for 2007 is expected to be between 35% to 40% of net sales revenues, is being ploughed back into Cardene franchise efforts, beginning with the pediatric exclusivity study getting underway and a new formulation development that we believe will offer additional and important forms of Cardene to meet increased acute hypertension needs in the hospital setting.

Finally, we are building value by protecting and nurturing our antibody heritage that, thanks to investments made many years ago, has resulted in today’s substantial and growing royalty revenues. At the same time, we are reinvesting a portion of these revenues in our later-stage pipeline, so that we can continue to build greater value in the years ahead.

In summary, I’ve never been more excited about our future. We’ve created an attractive and deep product pipeline that is advancing. We’ve created a profitable and unique hospital-focused, acute-care commercial organization serving as the launch vehicle for drugs that emerge from this pipeline.

We’re continuing to strengthen our antibody-based capabilities, which are already quite competitive and as long as we selectively partner to augment the skills or resources we lack, we believe we have the necessary technical, development, manufacturing and commercial resources to build a truly great biotech company.

All the while, we are working hard to achieve sustainable flow of new products brought to market, sustainable growth in our financial strength, and, most importantly, sustainable growth in stockholder value. I want to thank you for your time today. I will turn the call over now to the operator and remind you that the questions directed to me are limited to one with one follow on. Thank you.

Question-and-Answer Session

Operator

(Operator Instructions). And your first question will come from the line of Joel Sendek at Lazard Capital Markets.

Joel Sendek – Lazard Capital Markets

Hi. Thanks. As far as your projections for bottom-line growth, can you remind us again what the base for that 20% cumulative annual growth rate is, the number and the year? And then I have a follow on after that.

Andrew Guggenhime

Joel this is Andrew, I will take that one. The projections we gave at both top- and bottom-line growth, its 25% or higher, are based on fiscal 2005 performance, the base year.

Joel Sendek – Lazard Capital Markets

Okay. So, that’s kind of not my question, which is, you only earned $0.14 that year and I am wondering if 25% growth over that, doesn’t really mean anything. I am wondering, if you could over the opposite direction and maybe target a number an EPS number, you know $1 a share, something like that, in future year that we can work toward?

Mark McDade

I think it’s a fair point, Joel and I think its one that has been raised recently by other shareholders as well and I can assure you that the team is looking quite sharply at cost in all areas and the Board is going to be consistently paying close attention to that. We don’t specifically target, for example, $1 a share, we are targeting basically the amount of growth on the bottom line that still affords us to grow the overall pipelines that, in many of our cases, pipeline programs which as you’ve heard are getting later stage in nature and therefore more expensive. So, hopefully we are going to do what’s right at both the top-line as well as the bottom-line.

Joel Sendek – Lazard Capital Markets

Okay. Thanks, Mark.

Mark McDade

Yeah.

Operator

Your next question will come from Jason Zhang at Prudential.

Jason Zhang – Prudential

Hi Mark, question on ularitide. You just mentioned that you expect to sign a major collaboration deal this year. Previously, you have said that, because your sales organization does has capacity, you wanted to utilize that and one way to do is to leverage ularitide. I wonder, has that strategy changed or negotiation has come to a certain point in a process where you can give us a little more clarity on that?

Mark McDade

Okay. Thanks Jason, let me try. First of all, we haven’t said that’s the only strategy we’ve embarked on from a partnering standpoint is to seek a so-called quid-pro-quo in exchange for ularitide. Rather, we’ve stated that there are different types of discussions and they fall into two buckets, and then there is two more buckets. The two buckets are a European-only deal or a global deal, and then the sub-buckets of those are either European or global partner that has a product that they might be willing to partner back to us as part of the collaboration, or a more straightforward deal.

And so, part of the reason that we are taking our time to find the right transaction is that a mix of those appear to be attractive and we are trying to work through those. There’s continued progress. We continue to stand on our commitment by the end of year of ‘07, we will have a partnership. But I think the odds of whether or not there’s a quid-pro-quo is a coin toss versus a more straightforward collaboration. Is that a fair answer to the question, Jason?

Jason Zhang – Prudential

Yes, and of course you said the final decision would be based on net present value. Particularly, if you take a new product into consideration, that has a lot to do what you think the product would do. So, again I just wanted to make sure that you understand if that’s the sentiment that, sometimes its probably easier for us to see the value of a straightforward yield and the other way would be with difficulty. Again, I would like you to comment on that.

Mark McDade

Sure and it’s a fair point, and it is one that we have talked about a great deal over the past couple of months with various investors. We are well aware of sensitivity, for example, bringing in a product that isn’t approved. So that has a greater sensitivity than one that is approved and would therefore be marketable right out of the shoot by PDL, to clarify.

And in addition to that, we take your point that if you bury the economics overall between a product that goes in both directions in term of collaboration, then the ultimate value might not be that transparent, we will, however we end up collaborating, strive to make very transparent the deal transaction for ularitide, the impact on us from an overall expense, and hopefully a future revenue standpoint.

And at the same time, if we do in-license something that is either related or unrelated to that, we’ll also provide the same kind of guidance both at the top line and on the expense side. Does that help to answer the question?

Operator

Your next question will come from the line of Mark Monane at Needham & Company.

Mark Monane – Needham & Company

Thank you, and good afternoon. Given the three revenue sources at the, and potential growth opportunities at PDL, royalty stream, the marketed products and the products under development, how does the company sit back and think about its own valuations and allocation among these three buckets? And when you do valuation, is the company been a subject of offers, given the amount of consolidation that we’ve seen in the biotech and big pharma industry?

Mark McDade

Let me see if I can tackle that, Mark. I guess the way we look at investments, if I understand the front part of the question, is really on a descending order of importance. We prioritize first the investments in our development pipeline, and you heard now the magnitude of those expenditures. Because we think the upside value from those programs is significant.

I think second, we are now plowing a certain amount, although fairly well contained in development funding and other funds and resources, into our commercial products and then the platform itself, the antibodies. That’s probably the smallest component, although Rich’s team is investing as part of that overall discovery effort in finding potential technologies that will go beyond today’s current humanized antibodies.

So, I hope that gives you a sense for how we prioritize. We think we are using mechanisms for making those decisions that are fairly robust and contemporary. Although, we have recently brought in outsiders, if I understand the second element of that question, to help us do an aggressive and continually updated job that uses the most contemporary technique to make sure that we are prioritizing effectively and making the right kinds of decisions, whether it’s invest or divest or somewhere in between – maybe partner a program.

Mark Monane – Needham & Company

Thanks for the added information.

Operator

Your next question comes from the line of George Farmer at Wachovia Securities.

George Farmer – Wachovia Securities

Hey, Mark. Going back and looking at the ESP Pharma acquisition, you purchased a product with near-term patent expiration, another stem cell product which doesn’t really have much jazz, if you will, and Retavase, which is kind of been lumpy. I think the Street kind of perceived there is a transaction there as being something that you’ve did ahead of thinking about Nuvion potentially getting on the market by the end of ‘07. Looking back, would you have made this acquisition, given what you know now?

Mark McDade

I think the simple answer is yes. I’d probably ask then, we also potentially ask the Board but I believe the answer would continue to be yes, because from the standpoint of profitability and integration into the hospital setting, we have basically met our objectives. If we knew, however, and let me answer that slightly differently, if we knew that Nuvion was delayed by the roughly two years that it has been, and that at least one of the programs that when we acquired was in later stage would not make it forward, I think we would have looked pretty seriously and pretty carefully at the overall costs associated with that before making a decision.

Operator

Your next question. I am sorry, please go ahead.

Mark McDade

Yeah, operator there was a question as a follow-up to the previous sections that I just did want to include. Geoff, I believe asked the question about what is the latest status on the Alexion litigation?

Other than the fact that we have filed on the lawsuit, the process and the timelines are now really in the hands of the court, and so I can’t comment anymore than that until we have further updates. Thanks, operator.

Operator

My apologies, sir. Your next question will come from the line of Bret Holley at CIBC World Markets.

Bret Holley – CIBC World Markets

Hi, Mark. I’ve got a follow-up couple of questions on the ularitide partnership front. I guess at this point, it’s has been, what, about six or seven months since you announced that you were going to stop clinical development and seek partnership and at this point, what gives you confidence you’re going to be able to deliver this by the end of 2007? And I guess the follow-up question is, are you potentially losing leverage without moving the product forward aggressively in the clinic at this point?

Mark McDade

Let me try to answer those; the two-part question. One, we have quite a number of interested parties in the buckets that I just described earlier – both European potential partners, as well as global collaborators – and so we believe that’s keeping a pretty good pace to the discussions and remain confident that end-of-the-year execution continues to track well.

On the second related question, while intuitively you could think that stating a timeframe publicly around a partnership would work against us, there’s an important element that companies should take this program seriously, to also consider and that is, if they want to license a program, because if you haven’t read the press release, more and more pharmas are looking to in-license programs, then it is generally in their interest to move a program ahead as quickly as possible and so, we actually have found that the discussions have been aligned in trying to move with a good pace, enter into good effective diligence and begin to plan for program development during the course of this year.

So, while there is some leverage any partner has against us, if you will, by saying, that “well, PDL we can just wait after December, it will be a cheaper deal”. Frankly, that’s not going to be the case, because you’ve already seen we are moving ahead in our Phase 1 in the United States and many companies are excited about the program, in conversations with us today, want to start the Phase 3 in calendar year 2007. So, we do think it cuts both ways and so far we don’t think it’s cutting against us.

Bret Holley – CIBC World Markets

And what is patent protection on ularitide?

Mark McDade

Broadly speaking, the patents are protected until 2015. We do believe we will be able to get patent extension strategies that take that longer in Europe and we also believe that there will be appropriate formulation strategies that will protect the product beyond that, as well, and all of those would be a component of the collaboration.

Bret Holley – CIBC World Markets

Thank you.

Operator

Your next question will come from the line of Phil Nadeau at Cowen and Company.

Phil Nadeau – Cowen and Company

Good afternoon, and thanks for taking my question. I apologize for the background noise. I will just ask two questions, and mute myself. In the go-on strategic alternatives, Mark, you mentioned in the answer to Mark Monane’s question that you hired out such firms to look at those strategic alternatives. Does that mean that you actually hired bankers to explore a sale of the company? That’s first.

And then second, there were some people who were saying that the royalty stream of PDL if monetized at current rates could probably support the full market cap of the company. Have you looked at selling that royalty stream in a deal similar to what Cambridge Antibody did with its HUMIRA royalty stream? And if you have looked into it, what type of value do you think you could get? Thank you.

Mark McDade

It’s a good question. On the first one, I am sorry if I misspoke. What I was referring to was on the clinical pipeline portfolio evaluation process and generally other areas related to process improvement within clinical, we have engaged a couple different outside firms to help us in a broad number of areas. So that’s what I was referring to. One of them is a quite large, well-know firm, that we are not disclosing, and another couple are smaller. So, that’s what I was referring to in answer to the first part of your question.

The second question related to have we and the Board and the management team considered monetizing our assets in terms of the royalty steam? The answer is quite simply, yes. Years ago, some of you will recall telling me—not asking me, but telling me in no uncertain terms—that in fact we should never monetize our royalty stream, because the vehicles a couple of years ago had cap structures and pretty high costs of capital. In today’s market, with so much liquidity, with anyone from hedge funds to large royalty firms and even large banks now seeking to monetize at very effective costs of capital. In fact, as recently, as January, as part of a planned offsite Board strategy session, we talked about opportunities and options we should be considering.

So, we haven’t made decisions yet to answer your question. But we’re now looking very carefully and that effort is led by our CFO, Andrew, working very carefully with the Board.

Operator

Your next question is a follow-up from Jason Zhang at Prudential.

Jason Zhang – Prudential

Hi, I guess this question is related to Third Point and you’ll see in the public domain that you will have very different strategic directions than what they want and I guess what I wanted to understand is, so it sounds like particularly the strategy you layout today is not really different than what you have before, but I can tell it is very different from what they want, and what is that is going to affect your business going forward? And what is the Board’s position today? And how are you going to proceed from here?

Mark McDade

Okay. Let me see if I can tackle that a couple of different ways. I don’t think this is specific to any single shareholder in terms of how I respond.

First, the Board takes very seriously all of its fiduciary and legal responsibilities in managing the company, and part of that is to listen carefully to our shareholders and so, I can assure you, Jason, that today, the Board is listening carefully to a number of different investors about either concerns or the feelings they have about where the company is headed and we engage quite openly in those conversations.

The strategy that we laid out four years ago, as I elaborated today, we think is working effectively, but there are points that Third Point has raised that relate to cost structure that we’ve hopefully clarified, we actually feel we are competitive and that relate to our so-called unprofitable commercial business that again, we hope we have clarified because it is actually quite profitable.

Nevertheless, I think that shows you that we’re listening because part of this call, the information on the call, was prepared with the intent to make clear those elements of the PDL story, strategy, and business that were not previously clear.

So, if I am answering your question, the dialogue continues, the Board looks all the time at not less than once a year and then in the past 12 months, actually twice, at should we or should we not be modifying our strategies in the components of those strategies whether its the commercial, whether its the pipeline investments, or whether its monetization of royalties and more capital structure approaches, which we are looking at very carefully.

So, I think you can look to the shareholder meeting for perhaps an update, if there is any deviation to the current strategy, because we think that’s an appropriate venue for further discussion and dialogue around points related to shareholder comments. Does that answer the question, Jason?

Jason Zhang – Prudential

Yes. Thank you very much.

Mark McDade

Okay, operator, any other questions?

Operator

We have no further questions at this time. Ms. Knoefler, do you have any closing remarks?

Ami Knoefler

No. Thank you for joining us on today’s call. As always, please direct any follow-ups to our Investor Group and we will look forward to seeing everyone at upcoming medical and investor conferences.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may all disconnect.